Exhibit 5.1

May 3, 2011

RPX Corporation

One Market Plaza, Steuart Tower

Suite 700

San Francisco, CA 94105

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 to which this letter is attached as Exhibit 5.1 (the “Registration Statement”) filed by RPX Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and relating to the registration under the Securities Act of 1,300,000 shares of the Company’s Common Stock (the “Shares”), including an over-allotment option granted by the Company to the Underwriters to purchase up to 169,565 shares of the Company’s Common Stock. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the sale of the Shares, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement and in any amendment or supplement thereto.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP